Exhibit 99.(k)(1)

Brandon J. Cage

Vice President and Managing Counsel

Protective Life and Annuity Insurance Company

Writer’s Direct Number: (205) 268-1889

Facsimile Number: (205) 268-3597

E-mail: brandon.cage@protective.com

October 27, 2026

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Ladies and Gentlemen:

This opinion is submitted with respect to the registration statement on Form N-6, to be filed by Protective Life Insurance Company (the “Company”), as insurance company and depositor, and Protective Variable Life Separate Account (the “Separate Account”), as registrant, with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Nebraska and is a validly existing corporation.

2.	The Separate Account is a duly authorized and validly existing separate account pursuant to the Alabama Insurance Code and the regulations issued thereunder and maintained under the laws of the State of Nebraska.

3.	Assets allocated to the Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

4.	The Policies to be issued as contemplated by the Form N-6 registration statement, when issued and delivered, will constitute legally issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Form N-6 registration statement for the Policies and the Separate Account.

Very truly yours,

/s/ Brandon J. Cage

Brandon J. Cage

Vice President and Managing Counsel